FILED#C70555-99                   CERTIFICATE OF AMENDMENT
---------------                  TO ARTICLES OF INCORPORATION
  MAR 29 2001                              OF
                                   NEVER MISS A CALL, INC.
                                     A Nevada Corporation

         The Articles of Incorporation of Never Miss A Call, Inc., a Nevada corporation, (the "Corporation") are hereby amended as follows:

         Article IV is deleted in its entirety and substituted by the following:

         AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the corporation shall be TWENTY FIVE THOUSAND Dollars ($25,000.00) consisting of TWENTY FIVE MILLION (25,000,000) shares of Common Stock, par value $.001 per share and the Company shall effect a 3.5 for 1 forward stock split of its issued and outstanding shares of common stock effective as of April 3, 2001. The 25,000,000 authorized shares shall remain unchanged.



Dated: March 28, 2001                  \s\ Scott Gershon, Pres. + Secretary
                                       ------------------------------------
                                        Scott Gershon, President and Secretary